Exhibit 10.2

EXECUTION VERSION

MASTER PROJECT MANAGEMENT AGREEMENT

by and among

ASHFORD TRS CORPORATION
a Delaware corporation

and

RI MANCHESTER TENANT CORPORATION

a Delaware corporation

and

CY MANCHESTER TENANT CORPORATION

a Delaware corporation

and

PROJECT MANAGEMENT, LLC
a Maryland limited liability company

and

ASHFORD HOSPITALITY LIMITED PARTNERSHIP
a Delaware limited partnership

TABLE OF CONTENTS

MASTER PROJECT MANAGEMENT AGREEMENT		6

R E C I T A L S:		6

A G R E E M E N T S:		7

ARTICLE I DEFINITION OF TERMS		7

1.01	Definition of Terms	7

ARTICLE II TERM OF AGREEMENT		11

2.01	Term	11

2.02	Actions to be Taken upon Termination	12

2.03	Early Termination Rights; Liquidated Damages	12

ARTICLE III OMITTED		14

ARTICLE IV APPOINTMENT OF MANAGER		14

4.01	Appointment	14

ARTICLE V REPRESENTATIONS AND WARRANTIES		14

5.01	Lessee Representations	14

5.02	Manager Representations	15

ARTICLE VI OPERATION		16

6.01	Use of Premises	16

6.02	Group Services	16

ARTICLE VII WORKING FUNDS		16

7.01	Working Funds	16

ARTICLE VIII IMPLEMENTATION OF CAPITAL IMPROVEMENT BUDGET		17

8.01	Implementation of Capital Improvement Budget	17

8.02	Project Management	17

ARTICLE IX EMPLOYEES		20

9.01	Employee Hiring	20

ARTICLE X OMITTED		20

ARTICLE XI OMITTED		20

ARTICLE XII INSURANCE		20

12.01	Insurance	20

12.02	Increase in Limits	22

12.03	Costs and Expenses	22

12.04	Policies and Endorsements	22

12.05	Termination	22

ARTICLE XIII OMITTED		23

ARTICLE XIV OMITTED		23

ARTICLE XV ACCOUNTING SYSTEM		23

15.01	Books and Records	23

ARTICLE XVI OMITTED		23

ARTICLE XVII RELATIONSHIP AND AUTHORITY		23

ARTICLE XVIII DAMAGE, CONDEMNATION AND FORCE MAJEURE		24

18.01	Damage and Repair	24

18.02	Condemnation	24

18.03	Force Majeure	24

18.04	No Liquidated Damages if Condemnation or Force Majeure	25

ARTICLE XIX DEFAULT AND TERMINATION		25

19.01	Events of Default	25

19.02	Consequence of Default	26

ARTICLE XX WAIVER AND INVALIDITY		26

20.01	Waiver	26

20.02	Partial Invalidity	26

ARTICLE XXI ASSIGNMENT		26

ARTICLE XXII NOTICES		27

ARTICLE XXIII SUBORDINATION; NON-DISTURBANCE		28

23.01	Subordination	28

23.02	Non-Disturbance Agreement	28

ARTICLE XXIV OMITTED		29

ARTICLE XXV INDEMNIFICATION		29

25.01	Manager Indemnity	29

25.02	Lessee Indemnity	29

25.03	Indemnification Procedure	29

25.04	Survival	30

ARTICLE XXVI NEW HOTELS		30

ARTICLE XXVII GOVERNING; LAW VENUE		31

ARTICLE XXVIII MISCELLANEOUS		31

28.01	Rights to Make Agreement	31

28.02	Agency	31

28.03	Failure to Perform	31

28.04	Headings	32

28.05	Attorneys’ Fees and Costs	32

28.06	Entire Agreement	32

28.07	Consents	32

28.08	Omitted	32

28.09	Environmental Matters	32

28.10	Equity and Debt Offerings	33

28.11	Estoppel Certificates	33

28.12	Confidentiality	33

28.13	Modification	34

28.14	Counterparts	34

28.15	Relationship of Lessee and the Partnership	34

MASTER PROJECT MANAGEMENT AGREEMENT

THIS MASTER PROJECT MANAGEMENT AGREEMENT is made and entered into on this 8th day of August, 2018, by and among ASHFORD TRS CORPORATION, a Delaware corporation, RI MANCHESTER TENANT CORPORATION, a Delaware corporation, and CY MANCHESTER TENANT CORPORATION, a Delaware corporation (together with any taxable REIT subsidiaries of the Partnership hereafter existing, hereinafter referred to as “Lessee”), PROJECT MANAGEMENT LLC, a Maryland limited liability company (hereinafter referred to as “Manager”), Ashford Hospitality Limited Partnership, a Delaware limited partnership (“Partnership”) and for the limited purposes of Article VIII herein, the Landlords (defined below).

R E C I T A L S:

1.             Prior to the date hereof, Remington Lodging & Hospitality, LLC (“Remington L&H”) and/or its affiliates has provided both property management services and project management services pursuant to (a) that certain Hotel Master Management Agreement, dated August 29, 2003, by and between Remington Lodging & Hospitality, LP and Ashford TRS Corporation, as amended by the First Amendment to Hotel Master Management Agreement, dated November 19, 2013, by and between Ashford TRS Corporation and Remington L&H, (b) that certain Hotel Management Agreement, dated August 29, 2003, by and between Remington Lodging & Hospitality, L.P. and Ashford TRS Corporation with respect to the Embassy Suites Las Vegas hotel, and (c) that certain Hotel Master Management Agreement, dated effective as of September 29, 2006, by and between Ashford TRS Corporation and Remington Management, L.P., as amended by the First Amendment to Hotel Master Management Agreement, dated November 19, 2013, by and between Ashford TRS Corporation and Remington L&H (collectively, the “Existing Agreement”).

2.             Concurrently with the execution of this Agreement, Remington L&H and Manager are executing that certain PM Formation Agreement, dated as of the date hereof, by and among Remington L&H, Manager and certain other parties (the “PM Formation Agreement”), pursuant to which the Project Management Business (within the meaning of the PM Formation Agreement) conducted by Remington L&H and certain of its affiliates is being transferred to Manager.

3.             It is desired that the Existing Agreement be split into this Agreement and a separate agreement with respect to property management (without materially altering the collective terms thereof) solely in order to effect the transfer of the Project Management Business to Manager.

4.             In accordance with the foregoing, Lessee desires to retain Manager to provide project management and other project related services at each Hotel (as defined below), and Manager is willing to perform such services for the account of Lessee, all as more particularly set forth in this Agreement.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITION OF TERMS

1.01        Definition of Terms.  The following terms when used in this Agreement shall have the meanings indicated below.

“Addendum” shall have the meaning as set forth in Article XXVI.

“Agreement” shall mean this Master Project Management Agreement, and all amendments, modifications, supplements, consolidations, extensions and revisions to this Master Project Management  Agreement approved by Lessee and Manager in accordance with the provisions hereof.

“AHT” means Ashford Hospitality Trust, Inc., a Maryland corporation.

“Applicable Standards” shall mean standards of operation for the Premises which are (a) in accordance with the requirements of the applicable Franchise Agreement, Hotel Management Agreement and all CCRs affecting the Premises and of which true and complete copies have been made available by Lessee to Manager, (b) in accordance with applicable Legal Requirements, (c) in accordance with the terms and conditions of any Hotel Mortgage or Ground Lease to the extent not otherwise inconsistent with the terms of this Agreement (to the extent Lessee has made available to Manager true and complete copies of the applicable loan documents relating to any such Hotel Mortgage and/or the Ground Leases), (d) in accordance with the Leases (to the extent Lessee has made available to Manager a true and complete copy thereof), and (e) in accordance with the requirements of any carrier having insurance on the Hotel or any part thereof (to the extent Manager has been given written notice of such requirements or policies and/or has coordinated same on behalf of Lessee).

“Approval Requirement” shall have the meaning as set forth in Section 8.02C.

“CCRs” shall mean those certain restrictive covenants encumbering the Premises recorded in the real property records of the county where such premises are located, as described in the owner policies of title insurance relating to such premises, a copy of which are acknowledged received by the Manager.

“Capital Improvement Budget” shall mean the budget of the capital expenditures necessary for replacement of FF&E and building repairs of the nature contemplated by Article VIII that is approved by Lessee and Landlord for each Fiscal Year.

“Commencement Date” shall have the meaning as set forth in Section 2.01.

“Effective Date” shall mean the date this Agreement is fully executed and delivered.

“Event(s) of Default” shall have the meaning set forth in Article XIX.

“Expiration Date” shall have the meaning as set forth in Section 2.01.

“FF&E” shall have the meaning as set forth in Section 8.01.

“Fiscal Year” shall mean the twelve (12) month calendar year ending December 31, except that the first Fiscal Year and last Fiscal Year of the term of this Agreement may not be full calendar years.

“Force Majeure” shall mean any act of God (including adverse weather conditions); act of the state or federal government in its sovereign or contractual capacity; war; civil disturbance, riot or mob violence; terrorism; earthquake, flood, fire or other casualty; epidemic; quarantine restriction; labor strikes or lock out; freight embargo; civil disturbance; or similar causes beyond the reasonable control of Manager.

“Franchisor” shall mean the franchisors and any successor franchisors selected by Lessee for the Hotel.

“Franchise Agreement” shall mean any license agreements between a Franchisor and Lessee and/or Landlord, as applicable, as such license agreements are amended from time to time for the Hotel.

“Gross Revenues” shall mean all revenues and receipts of every kind received from operating the Premises and all departments and parts thereof, as reported by the Hotel Management Company to Lessee pursuant to the Hotel Management Agreement.

“Ground Lease” shall mean any ground lease agreements relating to the Hotel, executed by Landlord with any third party landlords.

“Holder” shall mean the holder of any Hotel Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns.

“Hotel” shall mean the hotel or motel property owned or leased by Lessee and subject to this Agreement pursuant to an Addendum.

“Hotel Management Company” shall mean the property manager and any successor property managers selected by Lessee for the Hotel.

“Hotel Management Agreement” shall mean any management agreements between a Hotel Management Company and Lessee and/or Landlord, as applicable, as such management agreements are amended from time to time for the Hotel.

“Hotel Mortgage” shall mean, collectively, any mortgage or deed of trust hereafter from time to time, encumbering all or any portion of the Premises (or the leasehold interest therein), together with all other instruments evidencing or securing payment of the indebtedness secured by such mortgage or deed of trust and all amendments, modifications, supplements, extensions and revisions of such mortgage, deed of trust, and other instruments.

“Indemnifying Party” shall have the meaning as set forth in Section 25.03.

“Independent Directors” shall mean those directors of AHT who are “independent” within the meaning of the rules of the New York Stock Exchange or such other national securities exchange or interdealer quotation system on which AHT’s common stock is then principally traded.

“issuing party” shall have the meaning as set forth in Section 28.10.

“Landlords” shall mean the landlords under the Leases.

“Leases” shall mean any lease agreements as amended, modified, supplemented, and extended from time to time, executed by Lessee as tenant and the Landlords for the Hotels.

“Legal Requirements” shall mean all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or hereafter may be applicable to the Premises and the operation of the Hotels.

“Lessee” shall have the meaning as set forth in the introductory paragraph of this Agreement, and shall include each New Lessee, as that term is defined in the Addendum for each Hotel.

“Management Fee” shall collectively mean the Project Management Fee, the Market Service Fee, and any other fees payable to Manager pursuant to the terms of this Agreement.

“Manager” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Manager Affiliate Entity” shall have the meaning as set forth in Article XXI.

“Market Service Fees” shall have the meaning as set forth in Section 8.02A.

“Mutual Exclusivity Agreement” shall mean that certain Mutual Exclusivity Agreement dated the date hereof among the Partnership, AHT and Manager.

“Non-Disturbance Agreement” means an agreement, in recordable form in the jurisdiction in which a Hotel is located, executed and delivered by the Holder of a Hotel Mortgage or a Landlord, as applicable, (which agreement shall by its terms be binding upon all assignees of such lender or landlord and upon any individual or entity that acquires title to or possession of a Hotel (referred to as a “Subsequent Owner”), for the benefit of Manager, pursuant to which, in the event such holder (or its assignee) or landlord (or its assignee) or any Subsequent Owner comes into possession of or acquires title to a Hotel, such holder (and its assignee) or landlord (or its assignee) and all Subsequent Owners shall (x) recognize Manager’s rights under this Agreement, and (y) shall not name Manager as a party in any foreclosure action or proceeding, and (z) shall not disturb Manager in its right to continue to provide services to the Hotels pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been earlier terminated in accordance with its terms, and (ii) there are no outstanding Events of Default by Manager, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Lessee to terminate this Agreement.

“non-issuing party” shall have the meaning as set forth in Section 28.10.

“Notice” shall have the meaning as set forth in Article XXII.

“Partnership” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Premises” shall mean, as to each Hotel, the Lessee’s fee interest in such Hotel and Site (if there is no Lease), or leasehold interest in such Hotel and Site pursuant to the terms and conditions of the applicable Lease.

“Prime Rate” shall have the meaning as set forth in Section 28.03.

“Project Management Fee” shall have the meaning as set forth in Section 8.02A.

“Project Management Work” shall have the meaning as set forth in Section 4.01.

“Project Related Services” shall have the meaning as set forth in Section 8.02A.

“Prospectus” shall have the meaning as set forth in Section 28.10.

“Sale” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary of Landlord’s title (whether fee or ground leasehold) or Lessee’s fee or ground leasehold interest in the Hotel (if there is no Lease), or of a controlling interest therein, other than a collateral assignment intended to provide security for a loan, and shall include any such disposition through the disposition of the ownership interests in the entity that holds such title and any lease or sublease of the Hotel.

“Site” shall mean, as to a Hotel, those certain tracts or parcels of land owned or leased by Landlord or Lessee constituting the Hotel.

“Term” shall mean, as to the Hotel, the contractual duration of this Agreement for the Hotel, as defined in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement as to a Hotel.

“Termination Date” shall have the meaning as set forth in Section 2.01.

“Working Funds” shall have the meaning as set forth in Section 7.01.

ARTICLE II
TERM OF AGREEMENT

2.01        Term.  The term (“Term”) of this Agreement shall commence for each Hotel on the “Commencement Date” as noted on Exhibit “A” of the Addendum for such Hotel, and, unless sooner terminated as herein provided, shall continue until the “Termination Date.”  For purposes of this Agreement, the “Termination Date” for each Hotel shall be the earlier to occur of (i) the Expiration Date applicable to such Hotel, (ii) termination at the option of Lessee in connection with the bona fide Sale of the Hotel by Landlord or Lessee to an unaffiliated third party as provided in and subject to the terms of Section 2.03(a) hereof, (iii) omitted, (iv) termination at the option of Lessee for convenience pursuant to and subject to the terms and conditions of Section 2.03(c) below, or (v) termination by either Lessee or Manager pursuant to Article XVIII hereof in connection with a condemnation, casualty or Force Majeure, subject to the terms thereof.  The “Expiration Date” with respect to a Hotel shall mean the 10th anniversary of the Commencement Date applicable to such Hotel, provided that such initial 10-year term may thereafter be renewed by Manager, at its option, on the same terms and conditions contained herein, for three (3) successive periods of seven (7) Fiscal Years each, and thereafter, for a final period of four (4) Fiscal Years; and provided further, that at the time of exercise of any such option to renew, an Event of Default by Manager does not then exist beyond any applicable grace or cure period.  If at any time of the exercise of any renewal period, Manager is then in default under this Agreement, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Lessee may terminate this Agreement regardless of the exercise of such renewal period and without the payment of any fee or liquidated damages.  If Manager desires to exercise any such option to renew, it shall give Lessee Notice to that effect not less than ninety (90) days prior to the expiration of the then current Term.  Notwithstanding the expiration or earlier termination of the Term, Lessee and Manager agree that the obligations of Lessee to pay, remit, reimburse and to otherwise indemnify Manager for any and all expenses and fees incurred or accrued by Manager pursuant to the provisions of this Agreement prior to the expiration or earlier termination of the Term (or actually incurred by Manager after the termination) shall survive Termination, provided such expenses and fees have been incurred consistent with the then current terms of this Agreement and the applicable Capital Improvement Budget.  In addition, subject to Section 19.02 below and the foregoing sentence, upon Termination of this Agreement as to a Hotel, Lessee and Manager shall have no further obligations to one another pursuant to this Agreement with respect to such Hotel, except that Section 2.02, obligations to make payments under Section 2.03, the last sentence of Section 15.01, obligations to make payments of termination fees pursuant to Article XVIII, Article XXV, Article XXVII and Section 28.12 shall survive Termination.

2.02        Actions to be Taken upon Termination.  Upon a Termination of this Agreement as to a Hotel, the following shall be applicable:

A.                                    Manager shall, within forty-five (45) days after Termination of this Agreement as to a Hotel, prepare and deliver to Lessee a final statement of any sums due from Lessee to Manager pursuant hereto, dated as of the date of Termination.  Within thirty (30) days after the receipt by Lessee of such statement, the parties will make whatever payments are necessary pursuant to such final statement.  Manager and Lessee acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final statement, and the parties agree to readjust such amounts and make the necessary cash payments when such information becomes available.

B.                                    As of the date of the final statement referred to in subsection A above, Manager shall release and transfer to Lessee any of Lessee’s funds which are held or controlled by Manager with respect to the Hotel.

C.                                    Manager shall (to the extent permitted by Legal Requirements) assign to Lessee or to any other manager employed by Lessee to operate and manage the Hotel, all licenses and permits which have been issued in Manager’s name in connection with Manager’s duties under this Agreement; provided that if Manager has expended any of its own funds in the acquisition of any of such licenses, Lessee shall reimburse Manager therefor if it has not done so already.

D.                                    Manager shall cooperate with Lessee and the Hotel Management Company as to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Lessee.

E.                                     Manager and Lessee agree to use best efforts to resolve any disputes amicably and promptly under this Section 2.02 to effect a smooth transition of the Hotel to Lessee and/or the Hotel Management Company.

2.03        Early Termination Rights; Liquidated Damages.

(a)   Termination Upon Sale.  Upon Notice to Manager, Lessee shall have the option to terminate this Agreement with respect to one, more or all of the Hotels effective as of the closing of the Sale of such Hotel(s) to a third party.  Such Notice shall be given at least forty-five (45) days’ in advance (unless otherwise required by Legal Requirements, in which case Lessee shall provide such additional notice in order to comply with such Legal Requirements) and shall inform Manager of the identity of the contract purchaser.  Manager, at its election, may offer to provide project management services to such contract purchaser after the closing of the sale.  Lessee shall, in connection with such Sale, by a separate document reasonably acceptable to Lessee and Manager, indemnify and save Manager harmless against any and all losses, costs, damages, liabilities and court costs, claims and expenses, including, without limitation, reasonable attorneys’ fees arising or resulting from the failure of Lessee or such prospective purchaser to pay for work contracted to, and including, the date of such

Termination, in accordance with the terms of this Agreement, including without limitation, any and all work so contracted to be furnished subsequent to the date of Termination, provided that any settlement by Manager of any such claims shall be subject to the prior written approval of Lessee which shall not be unreasonably withheld, conditioned or delayed.

(b)   Omitted.

(c)   Termination For Convenience.  Lessee may terminate this Agreement with respect to a particular Hotel for convenience (except if due to a Sale of a Hotel, whereupon Section 2.03(a) shall govern) upon ninety (90) days Notice to Manager, and shall pay to Manager as liquidated damages but not as a penalty, a termination fee (provided that there does not then exist an Event of Default by Manager under this Agreement beyond any applicable cure or grace periods) in an amount equal to the product of (A) 65% of the aggregate Project Management Fees and Market Service Fees estimated for the Hotel for the full current Fiscal Year in which such termination is to occur (but in no event less than the Project Management Fees and Market Service Fees for the preceding full Fiscal Year) by (B) nine (9).

(d)   Payment of Liquidated Damages.  WITH RESPECT TO ANY TERMINATION FEES PAYABLE IN CONNECTION WITH ANY EARLY TERMINATION RIGHT SET FORTH IN THIS SECTION 2.03, LESSEE RECOGNIZES AND AGREES THAT, IF THIS AGREEMENT IS TERMINATED WITH RESPECT TO ANY OF THE HOTELS FOR THE REASONS SPECIFIED IN THIS SECTION 2.03, THEREBY ENTITLING MANAGER TO RECEIVE THE TERMINATION FEES AS SET FORTH IN THIS SECTION 2.03, MANAGER WOULD SUFFER AN ECONOMIC LOSS BY VIRTUE OF THE RESULTING LOSS OF FEES WHICH WOULD OTHERWISE HAVE BEEN EARNED UNDER THIS AGREEMENT.  BECAUSE SUCH FEES VARY IN AMOUNT DEPENDING ON THE CAPITAL IMPROVEMENT BUDGET AT THE HOTELS AND ACCORDINGLY WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN WITH CERTAINTY, THE PARTIES AGREE THAT THE TERMINATION FEES PROVIDED IN THIS SECTION 2.03 CONSTITUTE A REASONABLE ESTIMATE OF LIQUIDATED DAMAGES TO MANAGER FOR PURPOSES OF ANY AND ALL LEGAL REQUIREMENTS, AND IT IS AGREED THAT MANAGER SHALL NOT BE ENTITLED TO MAINTAIN A CAUSE OF ACTION AGAINST LESSEE, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, FOR ACTUAL DAMAGES IN EXCESS OF THE TERMINATION FEES IN ANY CONTEXT WHERE THE TERMINATION FEES ARE PROVIDED BY THIS AGREEMENT, AND RECEIPT OF SUCH FEES (TOGETHER WITH ALL OTHER AMOUNTS DUE AND PAYABLE BY LESSEE TO MANAGER WITH RESPECT TO EVENTS OCCURRING PRIOR TO TERMINATION OF THIS AGREEMENT WITH RESPECT TO THE APPLICABLE HOTELS OR AS OTHERWISE PROVIDED HEREIN) SHALL BE MANAGER’S SOLE REMEDY FOR DAMAGES AGAINST LESSEE IN ANY SUCH CASE.  The foregoing shall in no way affect any other sums due Manager under this Article II or otherwise hereunder, including, without limitation, the

Management Fees earned during the Term, or any other rights or remedies, at law or in equity of Manager under this Agreement or under Legal Requirements, including any indemnity obligations of Lessee to Manager under this Agreement.

ARTICLE III
OMITTED

ARTICLE IV
APPOINTMENT OF MANAGER

4.01        Appointment.  Lessee hereby appoints Manager as its sole, exclusive and continuing manager to manage, coordinate, plan and execute the Capital Improvement Budget and all major repositionings of the Hotel (the “Project Management Work”), and to provide Project Related Services.  The implementation of the Capital Improvement Budget shall be under the exclusive supervision and control of Manager who, except as otherwise specifically provided in this Agreement, shall be responsible for providing project management and Project Related Services in accordance with this Agreement, the Leases, the Hotel Management Agreement, the Franchise Agreements and the Capital Improvement Budget.  Subject to the terms of such agreements and the Capital Improvement Budget, the Manager shall have discretion and control in all matters relating to project management and Project Related Services, and all activities necessary thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01        Lessee Representations.  Upon execution of an Addendum, the Lessee identified in the Addendum, in order to induce Manager to enter into this Agreement, will be deemed to hereby represent and warrant to Manager as of the date of such Addendum as follows:

5.01.1.    The execution of this Agreement is permitted by the organizational documents of Lessee and this Agreement has been duly authorized, executed and delivered on behalf of Lessee and constitutes the legal, valid and binding obligation of Lessee enforceable in accordance with the terms hereof;

5.01.2.    There is no claim, litigation, proceeding or governmental investigation pending, or, to the best knowledge and belief of Lessee, threatened, against or relating to Lessee, the properties or businesses of Lessee or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially or adversely affect the ability of Lessee to enter into this Agreement or to carry out its obligations hereunder, and, to the best knowledge and belief of Lessee, there is no basis for any such claim, litigation, proceeding or governmental investigation except as has been fully disclosed in writing by Lessee to Manager;

5.01.3.    Neither the consummation of the transactions contemplated by this Agreement on the part of Lessee to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Lessee is a party or by which it is bound;

5.01.4.    No approval of any third party (including any Landlord or the Holder of any Hotel Mortgage in effect as of the date of this Agreement) is required for Lessee’s execution, delivery and performance of this Agreement that has not been obtained prior to the execution hereof;

5.01.5.    Lessee holds all required governmental approvals required (if applicable) to be held by it to own or lease the Hotel; and

5.01.6.    As of the date of this Agreement there are no defaults under any of the Leases.

5.02        Manager Representations.  Upon execution of an Addendum, Manager, in order to induce Lessee to enter into this Agreement, will be deemed to hereby represent and warrant to Lessee as of the date of such Addendum as follows:

5.02.1.    The execution of this Agreement is permitted by the organizational documents of Manager and this Agreement has been duly authorized, executed and delivered on behalf of Manager and constitutes a legal, valid and binding obligation of Manager enforceable in accordance with the terms hereof;

5.02.2.    There is no claim, litigation, proceeding or governmental investigation pending, or, to the best knowledge and belief of Manager, threatened, against or relating to Manager, the properties or business of Manager or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially or adversely affect the ability of Manager to enter into this Agreement or to carry out its obligations hereunder, and, to the best knowledge and belief of Manager, there is no basis for any such claim, litigation, proceeding or governmental investigation, except as has been fully disclosed in writing by Manager to Lessee;

5.02.3.    Neither the consummation of the transactions contemplated by this Agreement on the part of Manager to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Manager is a party or by which it is bound;

5.02.4.    No approval of any third party is required for Manager’s execution, delivery and performance of this Agreement that has not been obtained prior to the execution and delivery hereof; and

5.02.5.    Manager holds all required governmental approvals required to be held by it to perform its obligations under this Agreement;

ARTICLE VI
OPERATION

6.01                        Use of Premises.  Subject to the terms of this Agreement, Manager shall comply with and abide by all applicable Legal Requirements, and the requirements of any insurance companies covering any of the risks against which the Premises are insured, any Hotel Mortgage, the Ground Leases, the Leases, the Hotel Management Agreements and the Franchise Agreements.

6.02                     Group Services.  Manager may cause to be furnished to the Premises certain services (“Group Services”) which are furnished generally on a central or regional basis to other hotels serviced by Manager or any Manager Affiliate Entity and which benefit each Hotel, including, by way of example and not by way of limitation, (i) centralized accounting, and (ii) legal support (such as license and permit coordination, filing and completion, standardized contracts, negotiation and preparation, lien releases, and similar legal services benefiting multiple Hotel(s)).  Manager shall assure that the costs and expenses incurred in providing Group Services to the Premises shall have been allocated to the Premises on a pro-rata or fixed fee basis consistent with the method of allocation to all of Manager’s (and any Manager Affiliate Entities’) hotels receiving the same or similar services.  Owner will pay Manager on a monthly basis its pro-rata share of Group Services based on actual cost (without mark up for fee or profit to Manager or any Manager Affiliate Entity, but including salary and employee benefit costs and costs of equipment used in performing such services and overhead costs) of Group Services for the benefit of all of Manager’s hotels receiving the same or similar services, and shall be of a quality comparable to which Manager could obtain from other providers for similar services.

ARTICLE VII
WORKING FUNDS

7.01                        Working Funds.  The Lessee shall cause funds to be deposited in one or more operating accounts established by Manager, in amounts sufficient to implement the Capital Improvement Budget, pay the Management Fees and to enable Manager to perform its duties under this Agreement (“Working Funds”).  In the event Lessee fails to advance sufficient Working Funds, Manager shall have the right to elect to terminate this Agreement upon ten (10) days’ prior written notice to Lessee with respect to the affected applicable Hotel.  During such ten (10) day period, Lessee and Manager shall use reasonable efforts to resolve the dispute over such Working Funds.  If such dispute is not resolved, then this Agreement shall terminate with respect to the affected applicable Hotel on the tenth (10th) day following Manager’s delivery of written notice of termination as provided above.  If such dispute is resolved, then the notice will be deemed rescinded and this Agreement shall not be terminated pursuant to the notice with respect to the affected applicable Hotel.  Further, if Manager should so terminate this Agreement with respect to the affected applicable Hotel and if Manager in good faith incurs expenditures, or otherwise accrues liabilities in accordance with the Capital Improvement Budget prior to the date of termination, Lessee agrees to promptly indemnify and hold Manager harmless from and against (i) any and all liabilities, costs and expenses properly incurred by Manager in connection with such expenses and liabilities through the date of Termination of this Agreement with respect to such Hotel, and (ii) any and all liabilities, costs and expenses properly incurred by Manager as a result of Lessee’s failure to perform any obligation or pay any liability arising under any related contracts pertaining to the applicable Hotel after Termination of this Agreement with respect to such Hotel.  In the event of a Termination by Manager pursuant to this Section 7.01, Manager shall be entitled to a termination fee as liquidated damages but not as a penalty, as set forth in connection with a termination for convenience as described in Section 2.03(c) and subject to Section 2.03(d) above.

Upon expiration or termination of this Agreement for the Hotel and the payment to Manager of all amounts due Manager hereunder upon such expiration or termination, as provided in this Agreement, all remaining Working Funds shall be transferred forthwith to Lessee, or made freely available to Lessee.  Manager shall not be required to advance funds, and Manager shall not be obligated to incur any liability or obligation for Lessee’s account, without assurance that necessary funds for the discharge thereof will be provided by Lessee.

ARTICLE VIII
IMPLEMENTATION OF CAPITAL IMPROVEMENT BUDGET

8.01                        Implementation of Capital Improvement Budget.  Manager, on behalf of Lessee, shall cause to be made non-routine repairs and other work, either to the Premises’ building or its fixtures, furniture, furnishings and equipment (“FF&E”), pursuant to the Capital Improvement Budget.  Manager and Lessee shall use their respective best efforts to prevent any liens from being filed against the Premises which arise from any changes, repairs, alterations, improvements, renewals or replacements in or to the Premises.  Lessee and Manager shall cooperate fully in obtaining the release of any such liens.  If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.  Except as hereinafter provided, no expenditures will be made except as otherwise provided in the Capital Improvement Budget without the approval of Lessee and Landlord.  All changes, repairs, alterations, improvements, renewals or replacements made pursuant to this Article VIII shall be the property of Lessee or Landlord.

8.02                        Project Management.

A.                                    In consideration of the Project Management Fee (as defined below), Manager shall be responsible for the Project Management Work to the extent Lessee has the right to direct such matters (e.g., the Hotel Management Company for the Hotel does not have the right under its Hotel Management Agreement to direct such matters or elects not to exercise such right).  Upon request by Lessee, Manager will review, evaluate and/or provide input or recommendations with respect to the preparation of the Capital Improvement Budget for each Fiscal Year.  In addition, Manager shall be paid additional fees at current market rates (determined with reference to other third party providers of such services who are not discounting such fees as result of fees generated from other services) (collectively, the “Market Service Fees”), subject to the Approval Requirement (defined in subparagraph 8.02(C) below), for the following services (the “Project Related Services”) to be provided in accordance with the Applicable Standards (with the understanding that Manager may subcontract for any or all of the following Project Related Services) for the Hotel, to the extent Lessee has the right to direct such matters:

1.                                      Construction Management - Manager shall, on major renovation tasks which involve the selection and engagement of a general contractor, coordinate the selection process with Lessee and/or Landlord, shall assist in the negotiation of construction contracts, manage such construction contracts and related issues, and shall engage separate contractors and subcontractors for specific tasks outside the scope of the general contractor.

2.                                      Interior Design - With respect to any interior design elements involved in the implementation of the Capital Improvement Budget, Manager shall be responsible for overseeing the development of conceptual plans (consistent with Lessee’s and Landlord’s objectives), shall arrange for preparation of specifications, coordinate and make all fabric, flooring, furniture and wall treatment selections (both colors and finishes), coordinate reselections and document all selections in specification books as required under the terms of the Franchise Agreement or Hotel Management Agreement and coordinate all related Franchise Agreement or Hotel Management Company approvals, and will manage the applicable Franchisor or Hotel Management Company process on approval of all selections relating to initial and final selections.

3.                                      Architectural - Manager shall, if applicable, make recommendations of engagement of architects, negotiate architectural agreements on behalf of Lessee and Landlord (with Lessee’s and Landlord’s approval), manage all architects applicable to the implementation of the Capital Improvement Budget, oversee all conceptual designs and sketches, review all necessary plans, drawings, shop drawings and other matters necessary for the proper implementation of the Capital Improvement Budget, and coordinate and manage all approvals necessary for the implementation of the Capital Improvement Budget such as Franchisor or Hotel Management Company approvals, governmental approvals and Holder approvals.

4.                                      FF&E Purchasing - Manager shall be responsible for the evaluation of all specifications and negotiations of all prices associated with the purchasing of FF&E, shall manage and issue all purchase orders and place orders necessary for the proper and timely delivery of all FF&E.

5.                                      FF&E Expediting/Freight Management - Manager shall be responsible for the expediting of all FF&E contemplated in an applicable Capital Improvement Budget including managing the freight selection and shipping process in a cost effective manner.

6.                                      FF&E Warehousing - Manager shall be responsible, if applicable, for the management and coordination of all warehousing of goods delivered at the job site, inspection of materials delivered, and the filing of all claims associated with the delivery of defective or damaged goods.

7.                                      FF&E Installation and Supervision - Manager shall be responsible for the management and oversight of the installation of all FF&E in compliance with specifications and Franchisor and Hotel Management Company standards as required to implement the Capital Improvement Budget.

Manager shall be paid a project management fee (herein, the “Project Management Fee”) equal to four percent (4%) of the total project costs associated with the implementation of the Capital Improvement Budget (both hard and soft) payable monthly in arrears based upon the prior calendar month’s total expenditures under the Capital Improvement Budget until such time that the Capital Improvement Budget and/or renovation project involves the expenditure of an amount in excess of five percent (5%) of Gross Revenues of the applicable Hotel (as such Gross Revenues are certified to Manager from Lessee from time to time), whereupon the Project Management Fee shall be reduced to three percent (3%) of the total project costs in excess of the five percent (5%) of Gross Revenue threshold.  Any onsite or dedicated personnel required for the direct supervision of the implementation of a Capital Improvement Budget or other renovation project will be a direct cost to, and shall be reimbursed by, the Landlord.

B.                                    Except as otherwise provided herein, in no event shall Manager realize any kick backs, rebates, cash incentives, administration fees, concessions, profit participations, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services.  Manager agrees that any such amounts or benefits derived shall be held in trust for the benefit of Lessee or Landlord (as applicable).

C.                                    Any Market Service Fees for the Project Related Services shall be, once approved, reflected in the Capital Improvements Budget (such Market Service Fees subject to any adjustments necessary for then existing market conditions) shall be submitted for approval to Lessee and Landlord, and shall be deemed approved by the Lessee and Landlord unless a majority of the Independent Directors of AHT affirmatively vote that such Market Service Fees are not market (determined by reference to fees charged by third party providers who are not hotel managers or who are not discounting such fees as result of fees generated from other services) (herein called the “Approval Requirement”).  In the event that the majority of the Independent Directors of AHT affirmatively votes that the Market Service Fees proposed by Manager are not market, the Lessee and Manager agree to engage a consultant reasonably satisfactory to both Lessee and Manager to provide then current market information with respect to the proposed Market Service Fees and a written recommendation as to whether such fees are market or not.  If the consultant’s recommendation provides that such Market Service Fees as proposed by Manager are market, then the Landlord agrees to pay any consultant fees incurred by such consultant in making the recommendation.  If the consultant’s recommendation does not support the Market Service Fees as proposed by Manager, then Manager agrees to pay the consultant’s fees incurred in connection with the recommendation and agrees to either re-submit Manager’s proposed Market Service Fees consistent with the market research and recommendation of the consultant for approval to Lessee and Landlord, or elect by Notice to Lessee and Landlord that Manager will not provide the Project Related Services.  If (i) Manager so elects not to provide Project Related Services for a Hotel, or (ii) if a Hotel Management Company has the right under its Hotel Management Agreement to direct Project Management Work or Project Related Services and elects or subsequently elects to exercise such right, no termination fee shall be payable by Lessee under Section 2.03(c) of this Agreement.

ARTICLE IX
EMPLOYEES

9.01                        Employee Hiring.  Manager will hire, train, promote, supervise, direct the work of and discharge its own staff and personnel in order to provide project management and Project Related Services pursuant to this Agreement.  Manager shall be the sole judge of the fitness and qualification of such personnel and is vested with absolute discretion in the hiring, discharging, supervision, and direction of such personnel during the course of their employment.

ARTICLE X
OMITTED

ARTICLE XI
OMITTED

ARTICLE XII
INSURANCE

12.01      Insurance.  Manager shall coordinate with Lessee, at all times during any period of development, construction, renovation, furnishing and equipping of the Premises, the procurement and maintenance in amount and scope as available and market for the hotel lodging industry for hotels of similar type and in similar markets and geographical locations as the Hotel, public liability and indemnity and property insurance with minimum limits of liability as required by Lessee, the Landlords, any Holder, or Franchisors, if applicable, to protect Lessee, Landlord, Manager, any Holder, and any Franchisor, if applicable, against loss or damage arising in connection with the development, construction, renovation, furnishing and equipping of the Premises (and pre-opening activities, if applicable), including, without limitation, the following:

12.01.1.                            General Liability, Automobile Insurance.

(a)                                 Commercial general liability insurance, with amounts not less than $1,000,000 combined single limit for each occurrence and $2,000,000.00 for the aggregate of all occurrences within each policy year, as well as excess liability (umbrella) insurance with limited of at least $50,000,000 per occurrence, covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, and “all risk legal liability”;

(b)                                 Automobile insurance on vehicles operating in conjunction with the “project”  with limits of liability of at least $1,000,000.00 combined, single limit coverage; and

(c)                                  Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the project and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State where the project is being undertaken at rates which are economically practicable in relation to the risks covered as may be reasonably requested by Lessee.

12.01.2.                            Operational Insurance.

(a)                                 Workers’ compensation and employer’s liability insurance as may be required under Legal Requirements and as Manager may deem reasonably prudent covering all of Manager’s employees at the Premises, with such deductible limits or self-insured retentions as may be reasonably established from time to time by Manager and agreed to be Lessee;

(b)                                 Fidelity bonds, with limits and deductibles as may be reasonably requested by Lessee, covering Manager’s employees in job classifications normally bonded under prudent project/construction management practices in the United States or otherwise required by law; and

(c)                                  Professional errors and omissions coverage in an amount of not less than $1,000,000 per claim which shall include coverage for attorney’s fees and investigation.  Such policy shall cover claims arising out of negligent errors or omissions during performance of the services.  The retroactive date of the policy must be shown on the certificate of insurance and must be prior to the date of the agreement.  If the coverage is cancelled or not renewed and not replaced with another policy with a retroactive date that precedes the date of this agreement, the Manager must provide extended reporting period coverage for a minimum of two (2) years after completion of this agreement or the work on the former policy.  Manager shall keep such insurance in force during the course of this agreement and for a period of not less than two (2) years after the date of substantial completion of the work in accordance with the terms of this Agreement.  Manager shall require its sub-consultants to provide the same professional liability insurance coverage, unless otherwise agreed by Lessee in writing

(d)                                 Such other insurance in amounts as Lessee in its reasonable judgment deems advisable for its protection against claims, liabilities and losses arising out of or connected with its performance under this Agreement.

12.02      Increase in Limits.  If either party to this Agreement at any time deems the limits of the personal injury or property damage under the comprehensive commercial general liability insurance then carried to be either excessive or insufficient, such parties shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.

12.03      Costs and Expenses.  Insurance premiums and any costs or expenses with respect to the insurance, including, without limitation, agent’s and consultant’s costs used to place insurance or adjust claims, shall be appropriately allocated by project by Manager to appropriate projects managed by Manager or owned by Lessee or any of its Affiliates.

12.04      Policies and Endorsements

A.                                    Where permitted, all insurance provided for under this Article XII shall name Lessee as “named insured”, and Manager, any Holder, the Landlords, and, if required, the Franchisors, as additional insureds.  The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the event of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies not less than ten (10) days prior to the respective dates of expiration.

B.                                    All policies of insurance provided for under this Article XII shall be with insurance companies licensed or authorized to do business in the state in which the Premises are located, with a minimum rating of A or better in the Best’s Insurance Guide and an S&P rating of at least A (or such higher rating if so required by any Holder, Landlord or Franchisor), and shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days’ (and for Texas Hotels, ten (10) days’) prior written notice to Lessee.  All insurance policies obtained pursuant to this Article XII shall contain a standard waiver of subrogation endorsement.

12.05      Termination.  Upon Termination of this Agreement, an escrow fund in an amount reasonably acceptable to Manager shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Lessee) to cover the amount of any costs which, in Manager’s reasonable business judgment, will likely need to be paid by either Lessee or Manager with respect to pending or contingent claims, including those which arise after Termination for causes arising during the Term of this Agreement.  Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Lessee.

ARTICLE XIII
OMITTED

ARTICLE XIV
OMITTED

ARTICLE XV
ACCOUNTING SYSTEM

15.01      Books and Records.  Manager shall maintain an adequate and separate accounting system in connection with implementing the Capital Expenditures Budget at the Premises.  The books and records shall be maintained at all times at the principal office of the Manager, or in storage, for at least three (3) years after the Fiscal Year to which the books and records relate.  Lessee, the beneficial owners of Lessee, the Landlords (to the extent permitted under the Leases), any Holder (to the extent permitted under the Hotel Mortgage), any Franchisor (to the extent permitted under any applicable Franchise Agreement), any Hotel Management Company (to the extent permitted under any applicable Hotel Management Agreement) or their respective employees or duly authorized agents, shall have the right and privilege of examining and inspecting the books and records at any reasonable time.

ARTICLE XVI
OMITTED

ARTICLE XVII
RELATIONSHIP AND AUTHORITY

Lessee and Manager shall not be construed as partners, joint venturers or as members of a joint enterprise and neither shall have the power to bind or obligate the other except as set forth in this Agreement.  Nevertheless, Manager is granted such authority and power as may be reasonably necessary for it to carry out the provisions of this Agreement.  This Agreement, either alone or in conjunction with any other documents, shall not be deemed to constitute a lease of any portion of the Premises.  Nothing contained herein shall prohibit or restrict Manager or any affiliate of Manager from operating, owning, managing, leasing, repairing, improving, renovating or constructing any hotel of any nature or description which may in any manner compete with that of the Premises, except as otherwise set forth in the Mutual Exclusivity Agreement; provided that Manager agrees to comply with the conflicts policies of AHT.  Except as otherwise expressly provided in this Agreement, (a) all debts and liabilities to third persons incurred by Manager in the course of its duties in accordance with the provisions of this Agreement shall be the debts and liabilities of Lessee only, and (b) Manager shall not be liable for any such obligations by reason of the provision of services to the Hotel in accordance with this Agreement as agent for Lessee.  Manager may so inform third parties with whom it deals on behalf of Lessee and may take any other reasonable steps to carry out the intent of this paragraph.

ARTICLE XVIII
DAMAGE, CONDEMNATION AND FORCE MAJEURE

18.01      Damage and Repair.  If, during the Term hereof, a Hotel is damaged or destroyed by fire, casualty, or other cause, Lessee shall, subject to the requirements of the applicable underlying Lease, repair or replace the damaged or destroyed portion of the Hotel to the same condition as existed previously.  In the event the underlying Lease relating to such damaged Hotel is terminated pursuant to the provisions of such Lease, Lessee may terminate this Agreement with respect to such Hotel upon sixty (60) days’ Notice from the date of such damage or destruction, in which case this Agreement shall then terminate with respect to such Hotel sixty (60) days from the date of such notice and neither party shall have any further rights, obligations, liabilities or remedies one to the other hereunder with respect to such Hotel, except as otherwise provided in Article II (provided that no termination fees shall be payable by Lessee pursuant to Article II) and Section 18.04.

18.02      Condemnation.

A.                                    In the event all or substantially all of a Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate with respect to such Hotel, subject to the requirements of the applicable underlying Lease.  However, in any event of such termination, Lessee shall give Manager at least fifteen (15) days prior Notice of such termination.  In the event of such termination, neither party shall have any further rights, remedies, obligations or liabilities one to the other hereunder with respect to such Hotel except as otherwise provided in Article II above (provided that no termination fees shall be payable by Lessee pursuant to Article II).

B.                                    If a portion of the Premises shall be taken by the events described in Section 18.02A or the entire Premises are temporarily affected, the result of either of which is not to make it, in the reasonable business judgment of Lessee, unreasonable to continue to operate the applicable Hotel, subject to the requirements of the applicable underlying Lease, this Agreement shall not terminate with respect to such Hotel.  However, so much of any award for any such partial taking or condemnation shall be made available to the extent necessary to render the applicable Premises equivalent to its condition prior to such event and the balance shall be paid to Lessee or the Holder, if required by any Hotel Mortgage covering the Premises.

18.03      Force Majeure.  If an event of Force Majeure directly involves a Hotel and has a significant adverse effect upon the continued operations of such Hotel, then Lessee shall be entitled to terminate this Agreement with respect to the applicable Hotel by written Notice within sixty (60) days from the date of such Force Majeure, and this Agreement shall then terminate with respect to the applicable Hotel sixty (60) days from such notice, in which event neither Lessee nor Manager shall have any further rights, remedies, obligations or liabilities, one to the other, hereunder, with respect to the applicable Premises except as otherwise provided in Article II (provided that no termination fees shall be payable by Lessee pursuant to Article II).

18.04      No Liquidated Damages if Condemnation or Force Majeure.  No liquidated damages shall be payable in the event of a casualty or condemnation relating to a Hotel, provided that Manager shall be entitled to seek recovery from the condemning authority for its loss of contract and this Agreement shall not terminate for that purpose.  No liquidated damages shall be payable by Lessee as a result of its termination of this Agreement as to a Hotel pursuant to Section 18.03 (Force Majeure).

ARTICLE XIX
DEFAULT AND TERMINATION

19.01      Events of Default.  The following shall constitute events of default (each an “Event of Default”):

A.                                    The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Lessee or Manager;

B.                                    The consent to any involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Lessee or Manager;

C.                                    The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Manager as bankrupt or insolvent, or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree continues unstayed and in effect for any period of ninety (90) days or more;

D.                                    The appointment of a receiver for all or any substantial portion of the property of Lessee or Manager;

E.                                     The failure of Lessee or Manager to make any payment required to be made in accordance with the terms of this Agreement within ten (10) days after receipt of Notice, specifying said default with reasonable specificity, when such payment is due and payable; or

F.                                      The failure of Lessee or Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after written notice of said failure; provided, however, if such default cannot be cured within such thirty (30) day period and Lessee or Manager, as the case may be, commences to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended so long as it shall require Lessee or Manager, as the case may be, in the exercise of due diligence to cure such default, it being agreed that no such extension (including the original 30 day cure period) shall be for a period in excess of one hundred twenty (120) days.

19.02                 Consequence of Default.  Upon the occurrence of any Event of Default, the non-defaulting party may give the defaulting party Notice of intention to terminate this Agreement (after the expiration of any applicable grace or cure period provided in Section 19.01), and upon the expiration of thirty (30) days from the date of such notice, this Agreement shall terminate, whereupon the non-defaulting party shall be entitled to pursue all of its rights and remedies, at law or in equity, under this Agreement (including, without limitation, any indemnity obligations which shall survive termination of this Agreement) and any other rights and remedies available under Legal Requirements except as otherwise expressly limited by the terms of Article II.  Notwithstanding the foregoing, in the event that an Event of Default is applicable to one or more of the Hotels but not all of the Hotels, such termination shall only be as to such applicable Hotel(s).

ARTICLE XX
WAIVER AND INVALIDITY

20.01                 Waiver.  The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

20.02                 Partial Invalidity.  In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on the Manager or Lessee or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement, in which event it shall be terminated.

ARTICLE XXI
ASSIGNMENT

Subject to the requirements of any Hotel Mortgage, Franchise Agreement, Hotel Management Agreement, Ground Lease or any of the Leases, neither party shall assign or transfer (by operation of law or otherwise) or permit the assignment or transfer of this Agreement without the prior written consent of the other  (which may be withheld in its sole discretion) and any such prohibited assignment or transfer shall be null and void; provided, however, that Manager shall have the right, without such consent, to assign its interest in this Agreement to any “Manager Affiliate Entity”.  The term “Manager Affiliate Entity” shall mean any entity controlled directly or indirectly by (i) Ashford, Inc., (ii) Archie Bennett, Jr. and/or Monty Bennett, (iii) family partnerships or trusts (the sole members or beneficiaries of which are at all times lineal descendants of Archie Bennett, Jr. or Monty Bennett (including step-children) and spouses of any of the foregoing), or (iv) by lineal descendants of Archie Bennett, Jr. or

Monty Bennett (including step-children) and spouses of any of the foregoing.  For purposes hereof, “controlled” shall mean (i) the possession, directly or indirectly of a majority of the voting power and capital stock or ownership interest of such entity, or (ii) the power to direct or cause the direction of the management and policies of such entity in the capacity of chief executive officer, president, chairman, or other similar capacity where they are actively engaged and/or involved in providing such direction or control and spend a substantial amount of time managing such entity.  Any such permitted assignee shall be deemed to be the Manager for purposes of this Agreement provided such assignee assumes all of Manager’s future obligations under this Agreement pursuant to an assumption agreement reasonably acceptable to Lessee.  Any and all such assignments, however, shall at all times be subject to the prior right, title and interest of Lessee with respect to the Premises.  An assignment by Manager or any permitted assignee of its interest in this Agreement, shall not relieve Manager or any such permitted assignee, as the case may be, from their respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, their permitted successors and assigns.  For purposes of this Article XXI any change in the ownership of the Manager or other event that would cause the Manager to fail to be a Manager Affiliate Entity (unless controlled by Ashford, Inc. or its successors and assigns) shall be deemed to be a transfer of this Agreement, prohibited by this Article XXI unless first consented to in writing by Lessee.

ARTICLE XXII
NOTICES

All notices, demands, elections, or other communications that any party this Agreement may desire or be required to be given hereunder shall be in writing and shall be given by hand, by depositing the same in the United States mail, first class, postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth below, or at such address as may be designated by the addressee upon written notice to the other party, (herein called “Notice”).

To Lessee:                                                              Ashford TRS Corporation (or New Lessee set forth in an Addendum)
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn:  Chief Financial Officer
Fax: (972) 490-9605

With a copy to:                                    Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn:  General Counsel
Fax: (972) 490-9605

To Manager:                                                 Project Management LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas  75254

Attn:  General Counsel
Fax: (972) 490-9605

To the Landlords:                       c/o Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn:  General Counsel
Fax: (972) 490-9605

All notices given pursuant to this Article XXII shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date that delivery was refused by the addressee, or (ii) if delivered by certified mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

ARTICLE XXIII
SUBORDINATION; NON-DISTURBANCE

23.01                 Subordination.  This Agreement shall be subject and subordinate to any Hotel Mortgage and Lease, and Manager agrees to enter into a lender-manager or landlord-manager (as applicable) agreement with respect to each Hotel, which agreement shall contain reasonable provisions, including, without limitation, Manager’s acknowledgment that its real estate interest in and to the applicable Hotel, if any, created by this Agreement is subject and subordinate to the applicable Hotel Mortgage or Lease, including providing any purchaser of such Hotel at a foreclosure sale or deed-in-lieu of foreclosure, including the Holder, with the right to terminate this Agreement with respect to the applicable Hotel; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the Holder or such purchaser or Landlord (or its assignee) with respect to such Hotel, Manager shall not look to the Holder for payment of such fees, reimbursements or indemnification payments and Manager’s right to receive such fees, reimbursements or indemnification payments shall be subordinated to the Holder’s rights and (b) if this Agreement is not terminated by the Holder or such purchaser with respect to such Hotel, then such fees, reimbursements or indemnification payments shall be payable by the Holder or such purchaser).  Notwithstanding the foregoing, Manager shall in no event be obligated to perform its duties hereunder without payment and/or reasonable assurance of payment of such fees, reimbursements or indemnification payments.

23.02                 Non-Disturbance Agreement.  Notwithstanding Section 23.01, Lessee agrees that, prior to obtaining any Hotel Mortgage or executing any Lease, Lessee will use its commercially reasonable efforts to obtain from each prospective Holder or Landlord (as applicable), a Non-Disturbance Agreement pursuant to which Manager’s rights under this Agreement will not be disturbed as a result of a default stemming from non-monetary factors which are not defaults by Manager under Section 19.01 of this Agreement.  If Lessee desires to obtain a Hotel Mortgage or to execute a Lease, Manager, on written request from Lessee, shall assist in expediting the preparation of an agreement between the prospective Holder and/or Landlord and Manager which will implement the provisions of this Section 23.02.

ARTICLE XXIV
OMITTED

ARTICLE XXV
INDEMNIFICATION

25.01                 Manager Indemnity.  Manager shall indemnify and hold Lessee (and Lessee’s agents, principals, shareholders, partners, members, officers, directors, attorneys and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) which are not covered by insurance proceeds that may be incurred by or asserted against any such party and that arise from (a) the fraud, willful misconduct or gross negligence of Manager; (b) the infringement by Manager on the intellectual property rights of any third party; (c) knowing or reckless placing, discharge, leakage, use or storage of hazardous materials on the Premises or in the Hotel by Manager during the Term of this Agreement as set forth in Section 28.09C; or (d) the breach by Manager of any provision of this Agreement, including, without limitation, any action taken by Manager which is beyond the scope of Manager’s authority under this Agreement, which is not cured within any applicable notice and cure periods.  Lessee shall promptly provide Manager with written notice of any claim or suit brought against it by a third party which might result in such indemnification.

25.02                 Lessee Indemnity.  Except with respect to matters for which Manager is obligated to provide indemnification pursuant to Section 25.01,  Lessee shall indemnify and hold Manager (and Manager’s agents, principals, shareholders, partners, members, officers, directors, attorneys and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) which are not covered by insurance proceeds and that may be incurred by or asserted against such party and that arise from or in connection with (a) the performance of Manager’s services under this Agreement; or (b) the condition or use of the Hotel, to the fullest extent permitted by law, including without limitation, any injury to person(s) or damage to property or business by reason of any cause whatsoever in or about the Hotel.  Manager shall promptly provide Lessee with written Notice of any claim or suit brought against it by a third party which might result in such indemnification.  THIS INDEMNITY PROVISION IS INTENDED TO INDEMNIFY MANAGER (i) AGAINST THE CONSEQUENCES OF ITS OWN NEGLIGENCE OR FAULT WHEN MANAGER IS SOLELY NEGLIGENT OR CONTRIBUTORILY, PARTIALLY, JOINTLY, COMPARATIVELY OR CONCURRENTLY NEGLIGENT WITH LESSEE OR ANY OTHER PERSON (BUT IS NOT GROSSLY NEGLIGENT, HAS NOT COMMITTED AN INTENTIONAL ACT OR MADE INTENTIONAL OMISSION) AND (ii) AGAINST ANY LIABILITY OF MANAGER BASED ON ANY APPLICABLE DOCTRINE OF STRICT LIABILITY.

25.03                 Indemnification Procedure.  Any party obligated to indemnify the other party under this Agreement (the “Indemnifying Party”) shall have the right, by Notice to the other party, to assume the defense of any claim with respect to which the other party is entitled to indemnification hereunder.  If the Indemnifying Party gives such notice, (i) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the other party, such approval not to be unreasonably withheld or delayed (provided, however, that the other party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (ii) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the other party for services rendered after the Indemnifying Party has given the Notice provided for above to the other party, except if there is a conflict of interest between the parties with respect to such claim or defense; and (iii) the Indemnifying Party shall have the right, without the consent of the other party, to settle such claim, but only provided that such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the other party is unconditionally released from all liability in respect of such claim.  The other party shall have the right to participate in the defense of such claim being defended by the Indemnifying Party at the expense of the other party, but the Indemnifying Party shall have the right to control such defense (other than in the event of a conflict of interest between the parties with respect to such claim or defense).  In no event shall (i) the other party settle any claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement; or (ii) if a claim is covered by the Indemnifying Party’s liability insurance, take or omit to take any action which would cause the insurer not to defend such claim or to disclaim liability in respect thereof.

25.04                 Survival.  The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

ARTICLE XXVI
NEW HOTELS

Lessee acknowledges and agrees that any Hotel owned or leased by Lessee or its designees from any Affiliates of the Partnership (including the Landlords) from and after the Effective Date may at the election of the parties to the Mutual Exclusivity Agreement either be subject to the terms and provisions of this Agreement effective upon execution of an addendum to this Agreement (the “Addendum”) in the form of Exhibit “A” attached hereto, or pursuant to a management agreement in form and substance substantially similar to the terms of this Agreement with either Manager or an Affiliate of Manager; provided that there does not then exist an uncured Event of Default by Manager under this Agreement and the independent director approval requirements under the Mutual Exclusivity Agreement have been satisfied.  Effective upon execution of said Addendum, all terms and conditions of this Agreement shall be deemed amended to include and apply to such Hotel(s) as provided in the Addendum.  Notwithstanding anything to the contrary contained in this Agreement, a Lessee shall have no liability under this Agreement unless and until Lessee is or hereafter becomes a New Lessee (as that term is defined in a fully executed Addendum) with respect to a Hotel.

ARTICLE XXVII
GOVERNING; LAW VENUE

This Agreement and its interpretation, validity and performance shall be governed by the laws of the State of Texas without regard to its conflicts of laws principles.  In the event any court of law of appropriate judicial authority shall hold or declare that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of the appropriate jurisdiction.  The parties hereto agree that venue for any action in connection herewith shall be proper in Dallas County, Texas.  Each party hereto consents to the jurisdiction of any local, state or federal court situated in any of such locations and waives any objection which it may have pertaining to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

ARTICLE XXVIII
MISCELLANEOUS

28.01                 Rights to Make Agreement.  Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been given or taken.  Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

28.02                 Agency.  Manager’s limited agency established by this Agreement is coupled with an interest and may not be terminated by Lessee until the expiration of the Term of this Agreement except as otherwise provided in this Agreement.

28.03                 Failure to Perform.  If Manager or Lessee at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder without limitation, then the other party after thirty (30) days’ written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party’s part.  Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of (i) the interest rate allowed by the applicable usury laws or (ii) at the Prime Rate plus three percent (3%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.  For the purposes of this Section 28.03, the term “Prime Rate” shall mean the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate”.

28.04                 Headings.  Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

28.05                 Attorneys’ Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

28.06                 Entire Agreement.  This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

28.07                 Consents.  Whenever the consent or approval of Lessee is required under the terms of this Agreement, unless otherwise stated to the contrary, such consent or approval may be granted or withheld by Lessee in its reasonable discretion.

28.08                 Omitted.

28.09                 Environmental Matters.

A.                                    For purposes of this Section 28.09, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

B.                                    Regardless of whether or not a given hazardous material is permitted on the Premises under applicable environmental law, Manager shall only bring on the Premises such hazardous materials as are needed in the normal course of performing its obligations under this Agreement.

C.                                    In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Premises or in the Hotel during the Term of this Agreement, Lessee shall promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws (except to the extent knowingly or recklessly caused by Manager during the Term of this Agreement, whereupon the responsibility to promptly remove and/or remedy the environmental problem shall be that of Manager and at Manager’s sole cost and expense).  All costs and expenses of the compliance with all environmental laws shall be paid by Lessee from its own funds (except to the extent knowingly or recklessly caused by Manager during the Term of this Agreement as set forth herein above).

28.10                 Equity and Debt Offerings.  Neither Lessee nor Manager (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively, referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references.  In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state.  The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark of the non-issuing party without prior written consent of the non-issuing party.  The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation), arising out of any Prospectus or the offering described therein, except for any such losses, costs, liability and damage arising from material misstatements or omissions in a Prospectus based on information provided in writing by the non-issuing party expressly for inclusion in the Prospectus.

28.11                 Estoppel Certificates.  Lessee and Manager will, at any time and from time to time within fifteen (15) days of the request of the other party or a Holder, Hotel Management Company or a Franchisor (if so permitted under the applicable Hotel Management Agreement or Franchise Agreement), or a Landlord (if so permitted under the applicable Lease), execute, acknowledge, and deliver to the other party and such Holder, Hotel Management Company, Franchisor or Landlord, as applicable, a certificate certifying:

A.                                    That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

B.                                    Whether there are any existing Event(s) of Default or events which, with the passage of time, would become an Event of Default, by the other party to the knowledge of the party making such certification, and specifying the nature of such Event(s) of Default or defaults or events which, with the passage of time, would become an Event of Default, if any; and

C.                                    Such other matters as may be reasonably requested.

Any such certificates may be relied upon by any party to whom the certificate is directed.

28.12      Confidentiality.  The Manager shall keep confidential all non-public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information or use any such information except in furtherance of its duties under this Agreement and as may be required by any of its lenders or owners (provided said lenders and/or owners, as applicable agree prior to disclosure to keep such information confidential as set forth in this subparagraph 28.12), or as may be required by applicable Legal Requirements or court order, or as may be required under any Franchise Agreement, Hotel Mortgage, Lease or Ground Lease.

28.13                 Modification.  Any amendment, supplement or modification of this Agreement must be in writing signed by both parties hereto.

28.14                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which is an original and all of which collectively constitute one instrument.

28.15                 Relationship of Lessee and the Partnership.  Other than with respect to any Hotel in which the Lessee owns the Premises, the Partnership or one of its subsidiaries owns the Premises of each Hotel and as to each such Hotel, not owned by the Lessee, the Partnership or one of its subsidiaries is the Landlord.  Whether or not Lessee owns the Premises, the FF&E as to a Hotel may be owned by Lessee or by Landlord or portions of the FF&E may be owned by Lessee and other portions of the FF&E may be owned by Landlord.  Lessee and the Partnership, on behalf of each Landlord, agree that, as to any Premises and FF&E owned by a Landlord, Lessee is acting as the agent of Landlord under this Agreement and all costs and expenses, including but not limited to, the Management Fee and other costs and expenses payable pursuant to Article VII, termination fees under Article II, and indemnification pursuant to Article XXV, incurred by Lessee under this Agreement properly allocable to the Premises and FF&E owned by Landlord (and not required to be paid by Lessee under a Lease) shall be paid or reimbursed by the applicable Landlord.  All such costs and expenses properly allocable to the Premises and FF&E owned by Lessee shall be paid by Lessee with no right of reimbursement by any Landlord.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the Effective Date.

LESSEE:

ASHFORD TRS CORPORATION, a Delaware corporation

By:	/s/ Deric Eubanks
Deric Eubanks
President

ASHFORD TRS VII CORPORATION, a Delaware corporation

By:	/s/ Deric Eubanks
Deric Eubanks
President

RI MANCHESTER TENANT CORPORATION, a Delaware corporation

By:	/s/ Deric Eubanks
Deric Eubanks
President

CY MANCHESTER TENANT CORPORATION, a Delaware corporation

By:	/s/ Deric Eubanks
Deric Eubanks
President

PARTNERSHIP:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Ashford OP General Partner LLC

By:	/s/ Deric Eubanks
Deric Eubanks
Chief Financial Officer

MANAGER:

PROJECT MANAGEMENT LLC, a Maryland limited liability company

By:	Remington Holdings, L.P., its managing
member

By:	Remington Holdings GP, LLC, its general
partner

By:	/s/ Archie Bennett, Jr.
Name:	Archie Bennett, Jr.
Title:	Member

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Member

EXHIBIT “A”

Addendum to Master Project Management Agreement

, 20

Project Management LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas  75254
Attn:

Re:                             Project Management of a New Hotel by Project Management LLC

Dear                :

Please refer to the Master Project Management Agreement, dated as of           , 2018 (the “Project Management Agreement”), among Ashford TRS Corporation, a Delaware corporation, Ashford TRS VII Corporation, a Delaware corporation, RI Manchester Tenant Corporation, a Delaware corporation, CY Manchester Tenant Corporation, a Delaware corporation, PIM Highland TRS Corporation, a Delaware corporation, and EC Tenant Corp., a Delaware corporation (collectively, “Lessee”) and Project Management LLC, a Maryland limited liability company (“Manager”).  Capitalized terms appearing but not defined herein shall have the meanings ascribed to such terms in the Project Management Agreement.

Lessee, through its affiliate,                           , a                   (“New Lessee”), hereby appoints Manager to provide Project Management Work and Project Related Services for the                property located at the location set forth on Exhibit “A” attached to this Addendum (the “New Hotel”), in exchange for payment by New Lessee of the Project Management Fee and Market Service Fees, all in accordance with and subject to the terms and conditions of the Project Management Agreement.

In addition:

1.                                      The New Hotel shall constitute a “Hotel” under the Project Management Agreement.  New Lessee shall be a party to the Project Management Agreement as a “Lessee” and agrees to be bound by all of the terms and conditions of the Project Management Agreement as “Lessee” thereunder to the extent same are applicable to the New Hotel.  All other Lessees shall have no obligations under the Project Management Agreement with respect to the New Hotel, and New Lessee shall have no obligations under the Project Management Agreement with respect to any of the other Hotels (other than the New Hotel).

2.                                      Remington’s retention by New Lessee to perform Project Management Work and Project Related Services at the New Hotel from and after the Effective Date shall be subject to the terms and conditions of the Project Management Agreement to the same extent as if New Lessee were the “Lessee” thereunder.

[Signature pages to follow]

Schedule 1-1

Please execute in the space provided for your signature below to evidence your agreement to the contents of this Addendum.

Sincerely yours,

LESSEE:

ASHFORD TRS CORPORATION, a Delaware corporation

By:
Deric Eubanks
President

ASHFORD TRS VII CORPORATION, a Delaware corporation

By:
Deric Eubanks
President

RI MANCHESTER TENANT CORPORATION, a Delaware corporation

By:
Deric Eubanks
President

CY MANCHESTER TENANT CORPORATION, a Delaware corporation

By:
Deric Eubanks
President

2

PIM HIGHLAND TRS CORPORATION, a Delaware corporation

By:
Deric Eubanks
President

EC TENANT CORP., a Delaware corporation

By:
Deric Eubanks
President

NEW LESSEE:

, a

By:
Name:
Title:

3

AGREED TO AND ACCEPTED

AS OF , 20 :

MANAGER:

PROJECT MANAGEMENT LLC, a Maryland limited liability company

By:	Remington Holdings, L.P., its managing member

By:	Remington Holdings, GP, LLC, its general partner

By:
Name:	Archie Bennett, Jr.
Title:	Member

By:
Name:	Monty J. Bennett
Title:	Member

4